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                                                                EXHIBIT 5.1
[ Letterhead of Cooley Godward LLP]

                              ATTORNEYS AT LAW                 Boulder, CO
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                              L. KAY CHANDLER
                              858 550-6014                     San Francisco, CA
                              chandlerlk@cooley.com            415 693-2000



September 12, 2000



Maxim Pharmaceuticals, Inc.
8899 University Center Lane, Suite 400
San Diego, CA  92122

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Maxim Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 187,128 shares of the Common Stock, $.001 par value, of the Company (the "Shares"). The Shares will be issued upon exercise of stock options assumed by the Company and originally granted under the Cytovia, Inc. 1998 Equity Incentive Plan and the Cytovia 2000 Equity Incentive Plan (collectively, the "Cytovia Plans").

In connection with this opinion, we have examined and relied upon the Registration Statement, the Cytovia Plans, the Company's Certificate of Incorporation and Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the Cytovia Plans and the options granted thereunder, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By:  /s/ L. KAY CHANDLER
   ---------------------
     L. Kay Chandler